                                        [LOGO]

                                   TENNANT COMPANY

                                      NOTICE OF

                            ANNUAL MEETING OF SHAREHOLDERS

                                     MAY 2, 1996


TO OUR SHAREHOLDERS:

    The Annual Meeting of Shareholders of Tennant Company will be held at the corporate headquarters of Tennant Company, 701 North Lilac Drive, Minneapolis, Minnesota, on Thursday, May 2, 1996, at 10:30 a.m., Central Daylight Time, for the following purposes:

    (1) To elect directors for a three-year term;

    (2) To ratify the appointment of KPMG Peat Marwick LLP as independent auditors of the Company;

    (3) To act upon any other business that may properly come before the meeting.

    Only holders of Common Stock of record at the close of business on March 4, 1996, will be entitled to vote at the meeting or any adjournment thereof.

    You are cordially invited to attend the meeting. Whether or not you plan to come to the meeting, please sign, date and return your Proxy in the reply envelope provided. Your cooperation in promptly signing and returning your Proxy will help avoid further solicitation expense.


March 22, 1996                                    Bruce J. Borgerding, Secretary


                                   TENNANT COMPANY

                                   ESTBLISHED 1870

             701 N. LILAC DRIVE, P.O. BOX 1452, MINNEAPOLIS, MINN. 55440

                                        [LOGO]

                                   TENNANT COMPANY

                                   PROXY STATEMENT


    This Proxy Statement is furnished in connection with the solicitation by Tennant Company (the "Company"), on behalf of its Board of Directors, of Proxies for the Annual Meeting of Shareholders to be held Thursday, May 2, 1996, and any adjournment thereof. Stock represented by Proxies will be voted. Where specification is made in the Proxy, the stock will be voted in accordance therewith. Where no specification is made in the Proxy, the stock will be voted for all proposals. Proxies may be revoked at any time before being voted by giving written notice of revocation at the mailing address noted or at the meeting, or by a later-dated Proxy delivered to an officer of the Company. Personal attendance and voting in person does not revoke a written Proxy.

    There were outstanding on March 4, 1996, the record date for shareholders entitled to vote at the meeting, 9,988,450 shares of Common Stock, each share being entitled to one vote.

    Expenses in connection with the solicitation of Proxies will be paid by the Company. Solicitation of Proxies will be principally by mail. In addition, several of the officers or employees of the Company may solicit Proxies, either personally or by telephone, or by special letter, from some of the shareholders. The Company also will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send Proxies and proxy material to their principals, and will reimburse them for their expenses in so doing.

    The mailing address of the principal executive office of the Company is 701 North Lilac Drive, P.O. Box 1452, Minneapolis, Minnesota 55440. This Proxy Statement and form of Proxy enclosed are being mailed to shareholders commencing March 22, 1996.

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS


    The following table sets forth, as of February 29, 1996, certain information with respect to all shareholders known to the Company to have been beneficial owners of more than 5% of its Common Stock, and information with respect to the Company's Common Stock beneficially owned by directors of the Company, the executive officers of the Company included in the Summary Compensation Table set forth under the caption "Executive Compensation" below and all directors and executive officers of the Company as a group. Except as otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the Common Stock owned by them.


NAME AND ADDRESS                            AMOUNT AND NATURE OF                                   PERCENT OF
OF BENEFICIAL OWNER                         BENEFICIAL OWNERSHIP                                   COMMON STOCK
-------------------                         --------------------                                   ------------
First Bank System, Inc.(1)                  1,088,444 shares(2)                                        10.9%
Minneapolis, MN
                                            First Bank System, Inc. has sole investment
                                            authority for 18,834 shares, shared investment
                                            authority for 1,069,610(2) shares and shared
                                            voting authority for 1,087,844(2) shares.

George T. Pennock  Minneapolis, MN          896,840 shares(3)(4)                                        9.0%

Trimark Financial Corporation, Inc.(1)      600,000 shares                                              6.0%
Toronto, Ontario

David L. Babson & Co., Inc.(1).             558,900 shares                                              5.6%
Cambridge, MA
                                            David L. Babson & Co., Inc., has sole investment
                                            authority for 558,900 shares, sole voting authority
                                            for 327,500 shares and shared voting authority
                                            for 231,400 shares

Putnam Investments, Inc.(1)                 539,200                                                     5.4%
Boston, MA
                                            Certain Putnam investment managers (together with
                                            their parent corporations, Putnam Investments, Inc.,
                                            and Marsh & McLennan Companies, Inc.) are considered
                                            "beneficial owners" in the aggregate of 539,200
                                            shares of the Company's Common Stock, which shares
                                            were acquired for investment purposes by such
                                            investment managers for certain of their advisory
                                            clients.  Putnam Investments, Inc., has shared
                                            investment authority for 539,200 shares and shared
                                            voting authority for 162,500 shares.

Roger L. Hale                               376,419 shares(5)(6)                                        3.8%

Douglas R. Hoelscher                        24,572 shares(6)(7)                                           *

Richard A. Snyder                           23,719 shares(6)(8)                                           *

Janet M. Dolan                              12,093 shares(6)(9)                                           *



NAME AND ADDRESS                            AMOUNT AND NATURE OF                                   PERCENT OF
OF BENEFICIAL OWNER                         BENEFICIAL OWNERSHIP                                   COMMON STOCK
-------------------                         --------------------                                   ------------
Keith D. Payden                             11,921 shares(6)(10)                                          *

Andrew P. Czajkowski                        3,376 shares                                                  *

David C. Cox                                2,874 shares                                                  *

William A. Hodder                           2,876 shares                                                  *

Arthur R. Schulze, Jr.                      2,876 shares                                                  *

William I. Miller                           2,224 shares                                                  *

Delbert W. Johnson                          1,882 shares                                                  *

Arthur D. Collins, Jr.                      859 shares                                                    *

All directors and executive                 744,579 shares(6)(11)                                       7.5%
officers as a group (16 persons)


* An asterisk in the column listing the percentage of shares beneficially owned indicates the person owns less than 1% of total.

(1) The information set forth above as to the Amount and Nature of Beneficial Ownership is based upon a Schedule 13G statement filed with the Securities and Exchange Commission reflecting beneficial ownership as of December 31, 1995.

(2) This number includes 741,942 shares held in the "unallocated" account, as of December 31, 1995, of the Tennant Company Profit Sharing and Employee Stock Ownership Plan and Trust, as to which an affiliate of First Bank System, Inc. acts as trustee. The number of "allocated" shares held in such trust (847,569 shares as of December 31, 1995) is not included in this number. The Securities and Exchange Commission has taken the position, with respect to similar plans, that the plan trustee is the beneficial owner of shares held in an unallocated reserve pending allocation to participants' accounts. The plan trustee disclaims that it or the Trust is the beneficial owner of shares held in the unallocated account.

(3) Included are 764,800 shares in a trust established by Mr. Pennock's mother for the equal benefit of Mr. Pennock's children and his sister. Mr. Pennock, co-trustee with First Bank, National Association of this trust, has sole voting and investment authority for this trust.

(4) Not included are 8,920 shares owned by certain family members of Mr. Pennock, as to which Mr. Pennock disclaims beneficial ownership.

(5) Of these shares, Mr. Hale has an interest in 144,074 shares in trusts established under the will of his mother, of which he is a beneficiary. Includes 9,200 shares covered by currently exercisable options granted to Mr. Hale.

(6) Includes shares allocated to the individual or group under the Tennant Company Profit Sharing and Employee Stock Ownership Plan.

(7) Includes 1,400 shares covered by currently exercisable options granted to Mr. Hoelscher.

(8) Includes 1,400 shares covered by currently exercisable options granted to Mr. Snyder.

(9) Includes 1,500 shares covered by currently exercisable options granted to Ms. Dolan.

(10) Includes 800 shares covered by currently exercisable options granted to Mr. Payden.

(11) Includes 17,000 shares covered by currently exercisable options granted to nine executive officers of the Company.


                                ELECTION OF DIRECTORS


    Pursuant to the Restated Articles of Incorporation of the Company, directors are elected for staggered terms of three years, with approximately one-third of the directors to be elected each year.

    At the meeting, two directors are to be elected. The Board of Directors has designated Roger L. Hale and Delbert W. Johnson as nominees for election to serve three-year terms ending at the time of the Annual Meeting in 1999 and until their successors are elected and have qualified. Mr. Hale and Mr. Johnson are currently directors of the Company and have previously been elected by the shareholders. The nominees have indicated a willingness to serve, but in case any of the nominees is not a candidate at the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote in favor of the other nominees named and to vote for a substitute nominee in their discretion.

    The affirmative vote of a majority of the outstanding shares of Common
Stock present and entitled to vote in person or by proxy on the election of directors is necessary to elect each nominee. For this purpose, a shareholder voting through a Proxy who abstains with respect to the election of directors is considered to be present and entitled to vote on the election of directors at the meeting, and is in effect a negative vote; but a shareholder (including a broker) who does not give authority to a Proxy to vote, or withholds authority to vote, on the election of directors shall not be considered present and entitled to vote on the election of directors.

    The following information is furnished with respect to each nominee for election as a director and for each director whose term of office will continue after the meeting:



NAME, AGE AND YEAR                                                                                 OTHER
FIRST ELECTED DIRECTOR                      PRINCIPAL OCCUPATION                                   DIRECTORSHIPS
----------------------                      --------------------                                   -------------
Nominees for election for terms expiring in 1999 (Class I Directors):

Roger L. Hale (1)                           Mr. Hale has been President of the Company             Dayton Hudson
Age: 61                                     since January 1975 and Chief Executive                  Corporation
Director Since 1969                         Officer since May 1976.  He previously                 First Bank System,
                                            served as Chief Operating Officer
from                  Inc.
                                            January 1975 to May 1976 and as Vice
                                            President from April 1969 to December 1974.

Delbert W. Johnson                          Chairman and Chief Executive Officer of Pioneer        Ault, Inc.
Age: 57                                     Metal Finishing.                                       Coherenet
Director since 1993                         Minneapolis, MN.                                        Communications
                                            Specialist in metal finishing.                          Systems Corp.
                                                                                                   Compucom
                                            Mr. Johnson has been an executive officer               Systems
                                            of Pioneer Metal Finishing, a division                 First Bank System,
                                            of Safeguard Scientifics, Inc., for more                Inc.
                                            than the past five years.                              Safeguard
                                                                                                    Scientifics, Inc.



(1) Roger L. Hale, a director and executive officer of the Company, is a first cousin of Richard M. Adams, a Vice President of the Company.



NAME, AGE AND YEAR                                                                                 OTHER
FIRST ELECTED DIRECTOR                      PRINCIPAL OCCUPATION                                   DIRECTORSHIPS
----------------------                      --------------------                                   -------------

Directors whose terms expire in 1997 (Class II Directors):

David C. Cox                                President and Chief Executive Officer of Cowles        National Computer
Age: 58                                     Media Company.                                          Systems, Inc.
Director Since 1991                         Minneapolis, MN.                                       ReiaStar Financial
                                            Publisher of newspapers,magazines and related           Corp
                                            ancillary products.

                                            Mr. Cox has been an executive officer of Cowles
                                            Media Company for more than the past five years.

William I. Miller                           Chairman of Irwin Financial Corporation.               Cummins Engine
Age: 39                                     Columbus, IN.                                           Company Inc.
Director Since 1994                         Interrelated group of financial services               EuroPacific Growth
                                            companies.                                              Fund
                                                                                                   Irwin Financial
                                            Mr. Miller has been Chairman of Irwin Financial         Corporation
                                            Corporation since 1990.  Prior to that time, he        New Perspective
                                            served as President of Irwin Management                 Fund
                                            Company, Inc., a family investment management
                                            firm, for seven years.

Arthur R. Schulze, Jr.                      Retired Vice Chairman of the Board of General          Inter-Regional
Age: 65                                     Mills, Inc.                                             Financial
Director since 1982                         Golden Valley, MN.                                      Group, Inc.
                                            A diversified consumer products company.               Sealright Co., Inc.

                                            Mr. Schulze was an executive officer of General
                                            Mills, Inc. for more than five years prior to his
                                            retirement in 1993.

Directors whose terms expire in 1998 (Class III Directors):

Andrew P. Czajkowski                        President and Chief Executive Officer of
Age: 60                                     Blue Cross Blue Shield of Minnesota.
Director since 1992                         St. Paul, MN.
                                            Minnesota health care company.

                                            Mr. Czajkowski has been an executive officer of
                                            Blue Cross Blue Shield of Minnesota for more
                                            than the past five years.

William A. Hodder                           Chairman and Chief Executive Officer of                Donaldson
Age: 64                                     Donaldson Company, Inc.                                 Company, Inc.
Director Since 1975                         Minneapolis, MN.                                       Norwest
                                            Manufacturer of filtration devices for heavy-duty       Corporation
                                            mobile diesel engines and industrial applications.     ReliaStar Financial
                                                                                                    Corp.
                                            Mr. Hodder has been an executive officer of            SUPERVALU, Inc.
                                            Donaldson Company, Inc. for more than the past
                                            five years.



NAME, AGE AND YEAR                                                                                           OTHER
FIRST ELECTED DIRECTOR                      PRINCIPAL OCCUPATION                                             DIRECTORSHIPS
----------------------                      --------------------                                             -------------

Arthur D. Collins, Jr.                      President and Chief Operating Officer of                         Medtronic, Inc.
Age:  48                                    Medtronic, Inc.
Director since 1995                         Minneapolis, MN
                                            Manufacturer of therapeutic medical devices.

                                            Mr. Collins was named Chief Operating Officer in
                                            January 1994 after joining Medtronic, Inc. as
                                            Executive Vice President and President of
                                            Medtronic International in June 1992.  For more
                                            than five years prior to that, Mr. Collins held
                                            various management positions with Abbott
                                            Laboratories, a diversified healthcare products
                                            and services company.




    During 1995, the Board of Directors met on four occasions. The Board of Directors has an Audit Committee composed of Messrs. Czajkowski, Johnson and Schulze, which met on three occasions during 1995. The primary function of the Audit Committee is to assist the Board in fulfilling its fiduciary responsibilities relating to the Company's internal control procedures and accounting, financial and reporting practices. The Board has an Executive Compensation Committee composed of Messrs. Hodder, Collins, Cox, and Miller, which met on two occasions during 1995. The primary function of the Executive Compensation Committee is to review and develop executive compensation plans of the Company and determine the compensation of officers. The Board has designated an Executive Committee composed of Messrs. Hale, Cox, Hodder and Schulze, which met on two occasions during 1995. The primary function of the Executive Committee is to exercise the authority of the Board of Directors and the management of the business of the Company in the intervals between meetings of the Board of Directors. The Board has designated a Board Affairs Committee composed of Messrs. Cox, Hodder, Johnson and Collins, which did not meet in 1995. The primary function of the Board Affairs Committee are to set Board compensation and recommend nominees for election to the Board. Shareholders who wish to suggest qualified candidates to the Committee should write to Bruce J. Borgerding, Secretary of the Company, at 701 North Lilac Drive, P.O. Box 1452, Minneapolis, Minnesota 55440, stating in detail the candidate's qualifications for consideration by the Committee. As noted in the last paragraph of this section of the Proxy Statement, if a shareholder wishes to nominate a director other than a person nominated by or on behalf of the Board of Directors, he or she must comply with certain procedures set out in the Company's Restated Articles of Incorporation. The Board also has designated a Special Litigation Committee composed of Messrs. Czajkowski and Johnson, which did not meet during 1995. All incumbent directors attended more than 75% of the aggregate number of meetings of the Board and committees on which they served during 1995.

    Non-management directors of the Company received an annual retainer plus $750 for each meeting or committee meeting of the Board of Directors during 1995. Pursuant to the Tennant Company Restricted Stock Plan for Nonemployee Directors (the "Director Plan"), the annual retainer is paid in the form of Restricted Stock. Restricted Stock for this purpose is generally issued once every three Board Years (as defined in the Director Plan), in an amount equal to the anticipated annual retainer for the Board Year then commencing and the next two succeeding Board Years, based on the then Fair Market Value (as defined in the Director Plan) of such Restricted Stock. On May 7, 1993 each non-management director was issued 2,070 shares of Restricted Stock, based on a Fair Market Value of $20.289 per share, in payment of the annual retainer for the three Board Years commencing May 7, 1993. (These numbers have been adjusted to reflect a two-for-one stock split effective April 26, 1995.) As a result of the amendment to the Director Plan on January 1, 1995, each non-management director was issued an additional 406 shares of Restricted Stock, based on a Fair Market Value of $23.075 per share, in connection with the annual retainer for the three Board Years commencing May 7, 1993. The Director Plan provides that the restrictions on the Restricted Stock will lapse only upon the first to occur of
(a) the death of the director, (b) the disability of the director preventing continued service on the Board, (c) retirement of the director from the Board in accordance with any policy on retirement of Board members then in effect, (d) the termination of service as a director by reason of resignation at the request of the Board, the director's failure to have been nominated for re-election to the Board or to have been re-elected by the shareholders, or the director's removal by the shareholders, or (e) a change in control of the Company (as defined in the Director Plan). In no event will the restrictions lapse prior to six months after the date of issuance. Upon the occurrence of an event causing the restrictions to lapse, Restricted Stock issued to the director in payment for Board Years commencing following the occurrence of the event is forfeited and returned to the Company.

    Under the Company's Restated Articles of Incorporation, no person (other than a person nominated by or on behalf of the Board of Directors) shall be eligible for election as a director at any annual or special meeting of shareholders unless a written request that his or her name be placed in nomination is received from a shareholder of record by the Secretary of the Company not less than 75 days prior to the date fixed for the meeting, together with the written consent of such person to serve as a director.

                                EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    OVERVIEW AND PHILOSOPHY. The Executive Compensation Committee of the Board of Directors is composed entirely of outside directors and is responsible for reviewing and developing executive compensation plans of the Company. In addition, the Executive Compensation Committee, pursuant to authority delegated by the Board, determines on an annual basis the compensation to be paid to the Chief Executive Officer and each of the other executive officers of the Company. The Committee also is charged with periodically reviewing the Board of Directors compensation and, when appropriate, recommending to the Board any changes.

    The objectives of the Company's executive compensation program are to:

         - Motivate executives to achieve corporate goals by placing a significant portion of pay at risk.

         - Provide a strong link between the Company's short- and long-term goals and executive compensation.

         - Provide competitive total compensation in order to attract and retain high-caliber key executives critical to the long-term success of the Company.

         - Align the executives' interests with those of the shareholders by providing a significant portion of compensation in Company Common Stock.

    The executive compensation program is intended to provide an overall level of compensation opportunity that is competitive with other U.S. durable goods manufacturing companies. To determine competitiveness, the Committee annually uses sales volume adjusted data from a top-management compensation survey. This data is verified every three to four years through the use of an outside consultant which compares all aspects of the Company's executive compensation with that of other similar companies. Actual compensation levels may be greater or less than average competitive levels depending on annual and long-term Company performance, individual performance against goals set at the beginning of the year, and scope of responsibilities as compared to a similar position within the surveys. The Executive Compensation Committee uses its discretion to set executive compensation at levels warranted in its judgment by external, internal or individual circumstances.

    The Company does not have a policy with respect to the limit under the Internal Revenue Code Section 162(m) on the deductibility of the qualifying compensation paid to its executives, as it is likely for the near future that all such compensation will be deductible by the Company.

    EXECUTIVE COMPENSATION PROGRAM. The Company's executive compensation program is comprised of base salary, annual cash incentive compensation and long-term incentive compensation in the form of Performance Share grants, Restricted Stock grants and stock options. All of the long-term plans have a significant portion of their payout in Company Common Stock. In addition, executives receive various benefits, including medical and retirement plans, generally available to employees of the Company.

    BASE SALARY. Base salary levels for the Company's executives are competitively set relative to the average of other U.S. durable goods manufacturing companies of similar size. In determining salaries, the Executive Compensation Committee also takes into account individual experience, performance, and scope of responsibility, although no particular weight is given to any one factor.

    ANNUAL CASH INCENTIVE COMPENSATION. The purpose of the annual cash incentive program is to provide a direct financial incentive in the form of an annual cash bonus to executives to achieve their business units' and/or the Company's annual goals. Target bonus awards are set at a level consistent with the averages of other U.S. durable goods manufacturers, after adjusting for sales volume. In fiscal 1995, the following performance measures and weightings were generally used: Company sales growth (35%), Company return on average invested capital (35%), Company or Business Unit expense control (10%), and Company or Business Unit asset management (20%).

    STOCK INCENTIVE PLANS. The stock incentive plans are the Company's long-term incentive plans for executive officers and key managers. The objectives of the program are to align executive and shareholder long-term interests by creating a strong and direct link between executive pay and shareholder return, and to enable executives to develop and maintain a significant, long-term ownership position in the Company's Common Stock. In order to better define for executives the minimum amount of stock that should be held, the Executive Compensation Committee established in 1993 the following executive stock holding guidelines: CEO - 6 x base salary; Vice Presidents - 4 x base salary; Operating Management - 2 x base salary. Each year the Committee reviews the progress of each executive towards those goals.

    The Executive Compensation Committee annually grants a variety of stockbased awards under the Company's stock incentive plans. The amounts of the awards increase as a function of higher salary and position in the Company. The award amounts, as a percent of base salary, are reviewed and adjusted, as necessary, every three to four years to ensure their competitiveness. The last review was performed by Hewitt Associates in late 1994. During 1995, the following types of awards were granted. (Note that prior grants were not a factor in determining the size of these grants.)

    -    Performance Shares
              Payout is based on Company performance measured by return on average invested capital and sales growth during the four-year performance period. Each of these measures is given approximately equal weight. Payout is made in the form of Company stock and cash.

    -    Restricted Stock
              These grants vest 100% at the end of the restriction period.

    -    Stock Options
              These options permit executives to purchase Company stock during a ten-year period at the price in effect at the beginning of that period.

    CHIEF EXECUTIVE OFFICER COMPENSATION. Mr. Hale's fiscal 1995 base salary and incentive award were determined by the Committee in accordance with the methodology described above.

    Base Salary -  Mr. Hale's base salary for fiscal 1995 was $327,132 which approximates the market average for durable goods manufacturing companies of similar size.

    Annual Incentive -  Mr. Hale's cash incentive award for fiscal 1995 was
                        $201,681. This amount was based on sales growth of 13% (vs. 17% in 1994), return on average invested capital of 19% (vs. 19% in 1994), inventory turnover of 3.1 (vs. 3.2 in 1994), receivables of 58 days sales outstanding (vs. 51 in 1994), and expense as a percent of sales of 35% (vs. 35% in 1994).

    Long-Term Performance Grants -     Mr. Hale received in 1995 a non-vested
                                       Performance Share grant equal to 50% of
                                       his base salary, a vested Performance
                                       Share grant equal to 42% of his base
                                       salary (in lieu of previous salary
                                       increases), a Restricted Stock grant
                                       equal to 10% of his base salary, and a
                                       stock option grant equal to 2.7 times
                                       his base salary.

              William A. Hodder, Chairman        David C. Cox
                   William I. Miller          Arthur D. Collins
                     Members of the Executive Compensation Committee

SUMMARY COMPENSATION TABLE

    The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company (the "named executive officers").

                                                                           LONG-TERM COMPENSATION
                                                                 -------------------------------------------
                                         ANNUAL COMPENSATION                 AWARDS              PAYOUTS
----------------------------------------------------------------------------------------------------------------------------
                                                                   RESTRICTED                                    ALL OTHER
NAME AND                                                             STOCK                         LTIP           COMPEN-
PRINCIPAL POSITION       YEAR           SALARY          BONUS      AWARD(S)(1)       OPTIONS     PAYOUTS(2)      SATION(3)
                                         ($)             ($)            ($)           (#)            ($)             ($)
----------------------------------------------------------------------------------------------------------------------------
Roger L. Hale            1995        327,132        201,681         31,951         37,000        218,940         21,444
President and            1994        327,132        260,097         53,156              0        101,400         25,426
Chief Executive Officer  1993        315,777              0         31,542              0         72,811          8,344

Douglas R. Hoelscher     1995        182,436         76,513         17,813          5,800         51,504         27,022
Senior Vice President    1994        182,436         84,614         18,818              0         34,394         30,417
                         1993        161,507              0         16,128              0         25,352         12,281

Janet M. Dolan           1995        182,820         76,089         17,860          6,000         37,551          9,475
Senior Vice President    1994        148,814         71,294         21,728              0         23,204          9,220
and General Counsel      1993        125,155              0         12,516              0         15,008          2,353

Richard A. Snyder        1995        173,880         65,533         16,965          5,800         51,504         26,282
Vice President,          1994        173,880         80,646         24,008              0         33,866         30,381
Treasurer and            1993        163,449              0         16,338              0         24,845         12,743
Chief Financial Officer

Keith D. Payden          1995        160,992         59,898         15,881          3,400         27,074         24,179
Vice President           1994        149,148         69,175         22,650              0         12,741         25,932
                         1993        131,416              0          9,828              0          9,177         10,149

(1) The value of the Restricted Stock awards was determined by multiplying the fair market value of the Company's Common Stock on the date of grant by the number of shares awarded. As of December 31, 1995, and using the fair market value of the Company's Common Stock as of that date, the number and value of aggregate Restricted Stock award holdings were as follows: 1,356 shares ($32,375) by Mr. Hale, 756 shares ($18,050) by Mr. Hoelscher, 758 shares ($18,097) by Ms. Dolan, 720 shares ($17,190) by Mr. Snyder, and 674 shares ($16,092) by Mr. Payden. These shares of Restricted Stock have a two-year vesting period, from respective dates of issuance. Dividends are paid on Restricted Stock awards at the same time and rate as paid to all shareholders.

(2) Amounts represent the dollar value of Performance Shares paid out in each fiscal year. Performance Shares were paid in Common Stock on a share-for-share basis with respect to a minimum of 50% of the Performance Shares earned (valued, for this purpose, as of December 31 of the respective years of payment), and the balance was paid in cash. The Tennant Company 1992 Stock Incentive Plan allows participants to defer receipt of payments of Performance Shares. Participants who elect such a deferral are eventually paid entirely in Common Stock and will also receive supplemental shares in amounts that roughly approximate dividends that were not received as a result of the deferral. Payments thus deferred are reported in the table for the year in which they would have been paid but for such deferral election.

(3) Amounts represent payments under the Company's Profit Sharing and Employee Stock Ownership Plan and the Company's Excess Benefit Plan as follows: (a) Profit Sharing Contributions (up to 5% of certified earnings, the first 2% of which are contributed to participants' accounts through the allocation of Company Common Stock from the unallocated ESOP reserve, with the remainder (if any) of such contributions paid to the participants in cash) were paid as follows for 1993, 1994 and 1995, respectively: $2,111.48, $12,100.87, and $6,464.78 to Mr. Hale, $1,445.98, $7,138.74 and $4,696.63
    to Mr. Hoelscher, $1,120.52, $6,411.24, and $4,696.37 to Ms. Dolan,
    $1,463.36, $6,944.64, and $4,568.24 to Mr. Snyder, and $1,176.57,
    $6,383.57 and $4,447.27 to Mr. Payden; (b) employer Matching Contributions relating to employee Individual Shelter Contributions (Internal Revenue Code Section 401(k) contributions) were paid as follows for 1993, 1994 and 1995, respectively, through the allocation of Company Common Stock from the unallocated ESOP reserve: $1,785.96, $3,234.00 and $3,234.00 to Mr. Hale, $983.97, $1,094.62 and $1,386.00 to Mr. Hoelscher, $1,232.19,
    $1,405.89 and $2,319.90 to Ms. Dolan, $1,799.84, $2,434.32 and $2,741.46
    to Mr. Snyder, and $1,445.58, $1,959.84 and $2,454.28 to Mr. Payden; (c)
    Profit Related Retirement Contributions were paid as follows for 1993, 1994 and 1995, respectively: $8,850.61, $11,145.00 and $10,770.00 to
    Mr. Hoelscher, $8,957.02, $11,145.00 and $10,770.00 to Mr. Snyder, and
    $7,201.60, $11,145.00 and $10,770.00 to Mr. Payden; and (d) Excess Benefit
    Plan payments were made as follows for 1993, 1994 and 1995, respectively:
    $4,446.60, $10,090.43 and $11,745.63 to Mr. Hale, $0.00, $11,037.80 and
    $10,169.17 to Mr. Hoelscher, $0.00, $1,402.17 and $2,458.45 to Ms. Dolan,
    $523.14, $9,856.76 and $8,202.60 to Mr. Snyder, and $325.67, $6,442.85 and
    $6,507.70 to Mr. Payden.

STOCK OPTION AWARDS IN LAST FISCAL YEAR

    The following table summarizes Stock Option awards made during the last fiscal year under the Tennant Company 1995 Stock Incentive Plan (the "Plan") for the named executive officers.

                                                                                     POTENTIAL REALIZABLE VALUE
                                         % OF TOTAL                                    AT ASSUMED ANNUAL RATES
                                           OPTIONS                                   OF STOCK PRICE APPRECIATION
                                         GRANTED TO                                      FOR THE OPTION TERM
                                                                                    ----------------------------
NAME                        OPTIONS        EMPLOYEES     EXERCISE
                            GRANTED         DURING         PRICE       EXPIRATION        5%(3)         10%(3)
                            (#)(1)        FISCAL YEAR    ($/SH)(2)        DATE            ($)            ($)
-----------------------------------------------------------------------------------------------------------------
Roger L. Hale               37,000           36.5        23.6875        2/10/05        551,187      1,396,816

Douglas R. Hoelscher         5,800            5.7        23.6875        2/10/05         86,402        218,960

Janet M. Dolan               6,000            5.9        23.6875        2/10/05         89,382        226,511

Richard A. Snyder            5,800            5.7        23.6875        2/10/05         86,402        218,960

Keith D. Payden              3,400            3.4        23.6875        2/10/05         50,650        128,356

(1) All such options granted under the Plan are non-qualified options, and are exercisable 25% per year, on a cumulative basis, beginning one year after the date of the grant. Such options become immediately exercisable, however, upon (a) death, disability, or retirement of the holder, or (b) a change of control (defined as certain changes in the Company's Board of Directors, certain concentrations of voting power, certain mergers, sales of corporate assets, statutory share exchanges or similar transactions, or liquidation or dissolution of the Company). The holder is permitted to pay the exercise price and withholding taxes due upon exercise with either cash, shares of Common Stock, a reduction in the number of shares delivered to the holder, or a combination of these alternatives.

(2) The exercise price of such options is not less than the fair market value (as defined in the Plan) of a share of Common Stock at the time of grant.

(3) The hypothetical potential appreciation shown in these columns reflects the required calculations at annual rates of 5% and 10% set by the Securities and Exchange Commission, and therefore are not intended to represent either historical appreciation or anticipated future appreciation of the Company's Common Stock price.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

                           SHARES                                 NUMBER OF SECURITIES                  VALUE OF UNEXERCISED
                          ACQUIRED             VALUE             UNDERLYING UNEXERCISED                IN-THE-MONEY OPTIONS AT
                         ON EXERCISE         REALIZED         OPTIONS AT FISCAL YEAR-END (#)            FISCAL YEAR-END ($)(1)
                                                             -------------------------------       -------------------------------
                           (#)                 ($)           EXERCISABLE       UNEXERCISABLE        EXERCISABLE      UNEXERCISABLE
----------------------------------------------------------------------------------------------------------------------------------
Roger L. Hale               0                   0                   0              37,000                   0               6,938

Douglas R. Hoelscher        0                   0                   0               5,800                   0               1,088

Janet M. Dolan              0                   0                   0               6,000                   0               1,125

Richard A. Snyder           0                   0                   0               5,800                   0               1,088

Keith D. Payden             0                   0                   0               3,400                   0                 638

(1) Market value of underlying securities at fiscal year-end minus the exercise price.

LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

    The following table summarizes Performance Share awards made during the last fiscal year under the Tennant Company 1992 Stock Incentive Plan for the named executive officers.

                                                                          ESTIMATED FUTURE PAYOUTS UNDER
                                                                          NON-STOCK PRICE-BASED PLANS(1)
                                                                       -------------------------------------
                             NUMBER OF           PERFORMANCE
                           SHARES, UNITS       OR OTHER PERIOD
                             OR OTHER         UNTIL MATURATION            THRESHOLD     TARGET     MAXIMUM
    NAME                     RIGHTS(#)           OR PAYOUT                   ($)          ($)        ($)
------------------------------------------------------------------------------------------------------------
Roger L. Hale                  12,424              4 years                    0         296,623    691,133

Douglas R. Hoelscher            4,410              4 years                    0         105,289    245,316

Janet M. Dolan                  3,518              4 years                    0          83,992    195,704

Richard A. Snyder               3,682              4 years                    0          87,908    204,824

Keith D. Payden                 2,144              4 years                    0          51,188    119,255

(1) Payout of Performance Share awards is based on Company performance during a four-year performance period. Payout can range from 0% to 233% of the performance grant, which represents the threshold and maximum payouts, respectively. Payout of 100% of the performance grant represents the target payout. Awards are payable in Common Stock of the Company on a share-for-share basis with respect to 50% of the Performance Shares earned and in cash with respect to 50% of the Performance Shares earned, unless the participant elects in advance to receive a greater portion in stock. The value of the estimated future payouts was determined using the fair market value of the Company's Common Stock on December 31, 1995.

    The Executive Compensation Committee may provide at the time Performance Share awards are made that all or a portion of the Performance Shares awarded will be "Vested Performance Shares." Such Vested Performance Shares will be earned upon termination of the participant's employment prior to the end of the performance period, whether such termination of employment occurs by reason of retirement, death, disability, or otherwise. Of the total Performance Shares set forth in the table, the following number of Performance Shares are Vested Performance Shares:
    Mr. Hale, 5,644; Mr. Hoelscher, 2,142; Ms. Dolan, 1,244; Mr. Snyder, 2,024 and Mr. Payden, 610.

MANAGEMENT AGREEMENTS

    The Company is a party to management agreements (the "Agreements") with certain of the executive officers of the Company. The purpose of each of the Agreements is to encourage the executive (a) to continue to carry out his or her duties in the event of the possibility of a change in control of the Company, and (b) to remain in the service of the Company in order to facilitate an orderly transition in the event of an actual change in control of the Company.

    Under the terms of each of the Agreements, if, between the occurrence of a change in control of the Company and the three-year anniversary date of such occurrence, an executive's employment is involuntarily terminated (for any reason other than death, disability, or for cause), the executive will be entitled to receive severance compensation. If an executive resigns after certain changes in the executive's duties, compensation, benefits or work location, the executive shall be deemed to have been involuntarily terminated. Severance compensation is payable also if the termination occurs before the change of control but after steps to change control have been taken. Severance compensation consists of three times the executive's average annual taxable compensation during the five taxable years preceding the change in control plus the continuation of certain insurance benefits, minus $1.00, subject to reduction for payments under employee benefit plans of the Company contingent upon a change in control of the Company and for the amount of any other severance compensation paid by the Company to the executive under any other agreement of the Company providing compensation in the event of involuntary termination. As of the date of this Proxy Statement, the total severance compensation for Mr. Hale would be $1,583,261; Mr. Hoelscher, $725,723; Ms. Dolan, $526,760; Mr. Snyder, $707,174
and Mr. Payden, $521,492. The Company also will reimburse an executive for legal fees and expenses incurred in resolving disputes under the Agreement.

TENNANT COMPANY DEFINED BENEFIT RETIREMENT PLAN

    The Tennant Company Defined Benefit Retirement Plan provides fixed retirement benefits for certain employees of the Company. Based upon certain assumptions, including continuation of the Retirement Plan as of January 1, 1996, without amendment, the following table shows the annual retirement benefits (including the additional retirement benefits described in the second sentence under "Tennant Company Excess Benefit Plan" below) which would be payable as a straight life annuity to persons at various salary levels after specified years of service.

                                         YEARS OF CREDIT SERVICE
                   ----------------------------------------------------------------------
     ANNUAL
  COMPENSATION       10              15            20             25             30
  ------------   ----------     ----------     ----------     ----------     ----------
   $ 50,000       $ 5,421        $  8,132       $ 10,842       $ 13,553       $ 16,263
    100,000        12,421          18,632         24,842         31,053         37,263
    150,000        19,421          29,132         38,842         48,553         58,263
    200,000        26,421          39,632         52,842         66,053         79,263
    250,000        33,421          50,132         66,842         83,553        100,263
    300,000        40,421          60,632         80,842        101,053        121,263
    350,000        47,421          71,132         94,842        118,553        142,263
    400,000        54,421          81,632        108,842        136,053        163,263
    450,000        61,421          92,132        122,842        153,553        184,263
    500,000        68,421         102,632        136,842        171,053        205,263
    550,000        75,421         113,132        150,842        188,553        226,263
    600,000        82,421         123,632        164,842        206,053        247,263

    Under the Retirement Plan, benefits are payable based upon a percentage of a participant's final average pay excluding bonus, overtime or other special forms of remuneration. Currently under ERISA, as amended, the maximum annual amount that can be paid during 1996 to any individual is $120,000. Amounts in excess of that maximum as well as amounts based on compensation that is excluded from the Plan formula by ERISA or the terms of the Plan are covered under the Tennant Company Excess Benefit Plan. The years of credited service under the Retirement Plan for the named executive officers are: Mr. Hale 14 years and Ms. Dolan 10 years. Were Mr. Hale or Ms. Dolan to retire currently, the final average pay used by the Plan to determine benefits payable pursuant to the above table as of December 31, 1995 would be $442,748 for Mr. Hale and $172,071 for Ms. Dolan.

    The figures above are not subject to deductions for Social Security or other offset amounts.

TENNANT COMPANY EXCESS BENEFIT PLAN

    An Excess Benefit Plan provides additional retirement benefits for highly compensated employees participating in the Tennant Company Profit Sharing and Employee Stock Ownership Plan or the Retirement Plan. Employees participating in the Excess Benefit Plan will receive a retirement benefit equal to the additional benefits which would have been provided under the Retirement Plan if
(a) the limitations imposed by Sections 401(a)(17) and 415 of the Internal Revenue Code were not applicable, and (b) management bonuses were included in certified earnings for the year in which they were earned, and (c) deferred salary increases were included in certified earnings for the plan year in which such amounts would have been paid in the absence of the deferral. Employees participating in the Excess Benefit Plan also receive cash payments of amounts which would have been contributed by the Company to the Tennant Company Profit Sharing and Employee Stock Ownership Plan as Profit Related Retirement Contributions or Matching Contributions if various limitations imposed by the Internal Revenue Code were not applicable.

                        COMPARATIVE STOCK PERFORMANCE

    The graph below compares the cumulative total shareholder return on the Common Stock of the Company for the last five fiscal years with the cumulative total return over the same period on the following indexes:

    -    Overall Stock Market Performance (Media General Composite Index)
    - Industry Index (CRSP Index for NASDAQ Stocks - Manufacturing Machinery, Non-electrical, SIC Codes 3500 through 3599 provided by Center for Research in Security Prices, University of Chicago Graduate School of Business)
    -    Industry Index (Media General Industry Group Index 28 - Heavy
         Machinery)

    This assumes an investment of $100 in the Company's Common Stock, the Media General Composite Index, the CRSP Industry Index and the Media General Industry Index on December 31, 1990, with reinvestment of all dividends.

    Media General Industry Group Index 28 - Heavy Machinery has been included in this year's graph, and will be used in future graphs, because the Company believes that it provides a better long-term comparison for cumulative total shareholder return performance than the CRSP Industry Index used in previous years. The Media General Industry Index includes only manufacturers of capital goods, which is the Company's core business. The CRSP Index includes a significant and expanding number of "technology" companies that have cumulative total shareholder return performance characteristics quite different from those of the Company.

                   COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

[PERFORMANCE GRAPH]


    ASSUMES $100 INVESTED ON DECEMBER 31, 1990, WITH DIVIDENDS REINVESTED.

                                         12/31/90   12/31/91   12/31/92   12/31/93   12/31/94   12/31/95
                                         ---------------------------------------------------------------
Tennant Company                           100.00     106.36     130.23     146.88     155.31     157.90

Overall Stock Market                      100.00     129.09     134.25     154.11     152.83     198.15
Performance Index (Media General)

Industry Index (CRSP)                     100.00     139.10     183.40     187.70     200.40     302.40

Industry Index (Media General)            100.00     116.49     119.61     163.73     169.76     196.88

                               SECTION 16(a) REPORTING

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Directors and executive officers are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's directors and executive officers, a trust for which Mr. Hale's spouse acts as a trustee filed one late Form 4 relating to a sale of shares by the Trust; all other Section 16(a) filing requirements were met for the year ended December 31, 1995.

                               APPOINTMENT OF AUDITORS

    At the meeting, a vote will be taken on a proposal to ratify the appointment of KPMG Peat Marwick LLP as independent auditors of the Company for the year ending December 31, 1996. KPMG Peat Marwick LLP are independent accountants and auditors who have audited the accounts of the Company annually since 1954. The Company has been advised that a representative of the firm will attend the shareholders' meeting. The representative will be available to respond to appropriate questions and will be given the opportunity to make a statement if the firm desires to do so.

                                SHAREHOLDER PROPOSALS

    Any shareholder proposal intended to be presented at the next Annual
Meeting should be sent to the Secretary of the Company at 701 North Lilac Drive, P.O. Box 1452, Minneapolis, Minnesota 55440, and must be received on or before November 25, 1996, to be eligible for inclusion in the Company's Proxy Statement and form of Proxy relating to that meeting.

                                    OTHER MATTERS

    So far as the management is aware, no matters other than those described in this Proxy Statement will be acted upon at the meeting. If, however, any other matters properly come before the meeting, it is the intention of the persons named in the enclosed Proxy to vote the same in accordance with their judgment on such other matters.



March 22, 1996                                By Order of the Board of Directors
                                                  Bruce J. Borgerding, Secretary

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                                          ____________________________________
                                          Signature
                                          Dated: _______________________, 1996


                                            PLEASE MARK, SIGN, DATE AND
                                            RETURN THE PROXY PROMPTLY
                                            USING THE ENCLOSED ENVELOPE.








[LOGO - TENNANT PROXY]

TENNANT COMPANY               THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
701 NORTH LILAC DRIVE         DIRECTORS
P.O. BOX 1452
MINNEAPOLIS, MN  55440        The undersigned hereby appoints Roger L.
                              Hale,William A. Hodder and Arthur R. Schulze, Jr., and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them or any of them to represent and to vote, as designated below, all the shares of Common Stock of Tennant Company held of record by the undersigned on March 4, 1996, at the Annual
                              Meeting of Shareholders to be held on May 2, 1996, or any adjournment thereof.

1.   ELECTION OF DIRECTORS    FOR all nominees listed below                     WITHHOLD AUTHORITY
                              (EXCEPT AS MARKED TO THE CONTRARY BELOW)  / /     To vote for all nominees listed below  / /

     (INSTRUCTION:  IF YOU DO NOT WISH TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE FOR BOX AND STRIKE A LINE THROUGH THE
     NOMINEE'S NAME IN THE LIST BELOW.)

     Roger L. Hale       Delbert W. Johnson

     If elected, the nominees will serve for a term of three years.

2.   PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG PEAT MARWICK LLP as the independent public accountants of the corporation.

     / /  FOR   / /  AGAINST   / /  ABSTAIN


3.   IN THEIR DISCRETION, the PROXIES are authorized to vote upon such other business as may properly come before the meeting.